U.S. SECURITIES AND EXCHANGE COMMISSION
                                        WASHINGTON, D.C.  20549

                                              FORM 12b-25

                                            SEC FILE NUMBER
                                                1-12738

        NOTIFICATION OF LATE FILING

            (Check One:)
                                             CUSIP NUMBER





|X| Form 10-K and 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q and 10-QSB |_| Form N-SAR

        For Period Ended:  June 30, 1998
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

ONSITE ENERGY CORPORATION
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Former Name if Applicable

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Address of Principal  Executive  Office (Street and Number)

701 PALOMAR  AIRPORT ROAD, SUITE 200
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City, State and Zip Code

CARLSBAD, CA  92009
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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|     (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|            (b) The subject annual  report,  semi-annual  report,  transition report on Form  10-KSB,  Form 20-K,  Form  11-K,  Form N-SAR or a
               portion thereof will be filed on or before the fifteenth calendar day following the prescribed  due date; or the subject  quarterly report or transition  report on Form 10-Q or portion thereof will be filed on or  before  the  fifth  calendar  day  following  the prescribed due date; and
|_|     (c)    The accountant's statement or other exhibit required by Rule 12b-
               25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in  reasonable  detail the  reasons why Form 10-K and 10-KSB,  20-F,
11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

               During fiscal year ended June 30, 1998, Onsite acquired four businesses consisting of Onsite Business Services, Inc. (formerly Westar Business Services, Inc.), Lighting Technology Services, Inc., SYCOM ONSITE Corporation (consisting of assets of SYCOM Enterprises, LLC), and Onsite/Mid-States, Inc. (consisting of assets of Mid-States Armature Works, Inc.) In light of these acquisitions, more time is necessary to complete the Form 10-KSB for June 30, 1998.

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PART IV -- OTHER INFORMATION
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        (1) Name and  telephone  number of person to  contact  in regard to this notification.

Richard T. Sperberg                       760                   931-2400
        (Name)                        (Area Code)          (Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

        Form  8-K  reporting   the  financial   statements  of  Onsite  and  the
acquisition of Lighting Technology Services and the assets of SYCOM Enterprises, LLC.
      |_| Yes               |X| No
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        (3)  Is it  anticipated  that  any  significant  change  in  results  of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |X| Yes               |_| No

               The Company's financial statements will include the financial results of Onsite Business Services, Lighting Technology Services and SYCOM ONSITE Corporation, and Onsite/Mid-States, Inc. Because the Company is computing the information, the Company at this time cannot quantify its results.

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                                       Onsite Energy Corporation
                             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    September 29, 1998                 By:      RICHARD T.  SPERBERG
        -------------------                      -------------------------------
                                                 Richard T. Sperberg